                                                                   EXHIBIT 10.9

                            STOCK PURCHASE AGREEMENT
                                     BETWEEN
                             ATC GROUP SERVICES INC.
                                       AND
                           BING YEN & ASSOCIATES, INC.
                                       and
                                  GLENN TOFANI

                                November 26, 1997
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                                TABLE OF CONTENTS

                                                                        Page No.

I. SALE AND PURCHASE..........................................................1
   ss. 1.01           Terms of Sale and Purchase..............................1
   ss. 1.02           Indemnity Against Debts and Liabilities.................3
   ss. 1.03           Right of Set-Off........................................6

II. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS............................6
   ss. 2.01           Organization and Qualification..........................7
   ss. 2.02           Capitalization..........................................7
   ss. 2.03           Financial Condition.....................................8
   ss. 2.04           Tax and Other Liabilities...............................8
   ss. 2.05           Litigation and Claims...................................9
   ss. 2.06           Properties and Accounts Receivable......................9
   ss. 2.07           Contracts and Other Instruments........................10
   ss. 2.08           Employees..............................................12
   ss. 2.09           Patents, Trademarks, Etc...............................12
   ss. 2.10           Questionable Payments..................................13
   ss. 2.11           Authority to Sell......................................13
   ss. 2.12           Restricted Professional and Small
                      Business Set-Aside Revenues............................14
   ss. 2.13           Loans to be Repaid.....................................14
   ss. 2.14           Fictitious Names.......................................14
   ss. 2.15           Absence of Undisclosed Liabilities.....................14
   ss. 2.16           Hazardous Materials....................................14
   ss. 2.17           Completeness of Disclosure.............................15

III. REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................15
   ss. 3.01           Organization And Good Standing.........................15
   ss. 3.02           Execution and Performance Authorized...................15
   ss. 3.03           Absence of Litigation..................................16
   ss. 3.04           No Other Default.......................................16
   ss. 3.05           Permits and Filings....................................16
   ss. 3.06           Absence of Lien........................................16
   ss. 3.07           Solvency...............................................16
   ss. 3.08           Corporate Documents....................................16
   ss. 3.09           Purchase for Investment Purposes Only..................17
   ss. 3.10           Reliance on ATC Public Information.....................17
   ss. 3.11           Springing Representation and Warranty..................17

IV. COVENANTS................................................................17
   ss. 4.01           Insurance..............................................17
   ss. 4.02           Release by Shareholders................................18
   ss. 4.03           Collection of Accounts Receivable......................18
   ss. 4.04           Noncompetition.........................................18
   ss. 4.05           Public Statements......................................21

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   ss. 4.06           Books, Records, Access to Information, Cooperation.....21
   ss. 4.07           Bankruptcy.............................................22
   ss. 4.08           Transaction Costs and Expenses.........................22
   ss. 4.09           Delivery of Property...................................22
   ss. 4.10           Related Agreements.....................................22
   ss. 4.11           Continuing Cooperation, Reporting of Changes,
                      Breaches and Status....................................22
   ss. 4.12           Profit Sharing Plan....................................23
   ss. 4.13           Cooperation Regarding Contingent Achievement...........23
   ss. 4.14           BYA Employee Bonuses...................................24
   ss. 4.15           Receipt of Notices.....................................24
   ss. 4.16           Transaction Notes Are Senior Indebtedness..............24
   ss. 4.17           Acceleration of Tofani Note, Transaction Note..........24

V. RELATED ARGUMENTS.........................................................26
   ss. 5.01           Related Agreements.....................................26

VI.   CLOSING................................................................26
   ss. 6.01           Closing, the Closing Date, and Effective Time..........26
   ss. 6.02           Shareholders' Obligations at Closing...................26
   ss. 6.03           Purchaser's Obligations at Closing.....................27

VII. MISCELLANEOUS...........................................................27
   ss. 7.01           Brokerage Fees and Shareholders' Legal Fees............27
   ss. 7.02           Further Actions........................................28
   ss. 7.03           Availability of Equitable Remedies.....................28
   ss. 7.04           Limitation on Survival of Representations
                      and Warranties.........................................28
   ss. 7.05           Modification...........................................28
   ss. 7.06           Notices................................................28
   ss. 7.07           Waiver.................................................29
   ss. 7.08           Binding Effect.........................................29
   ss. 7.09           No Third-Party Beneficiaries...........................29
   ss. 7.10           Severability...........................................29
   ss. 7.11           Headings; Gender.......................................30
   ss. 7.12           Governing Law..........................................30
   ss. 7.13           Separate Counterparts..................................30
   ss. 7.14           Incorporation of Recitals, Exhibits and Schedules......30
   ss. 7.15           Obligations in Payment Ratio...........................30
   ss. 7.16           Arbitration; Attorneys' Fees; Undisputed
                      Actions for Payment....................................30
   ss. 7.17           Opportunity to Cure....................................31


                                       ii
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                             EXHIBITS AND SCHEDULES

Exhibit 1.01B(2)
Exhibit 1.01B(3)
Exhibit 1.01B(4)
Exhibit 3.11-A
Exhibit 3.11-B

Schedule 2.01A
Schedule 2.01B
Schedule 2.02A
Schedule 2.02B
Schedule 2.03
Schedule 2.04
Schedule 2.05
Schedule 2.06A
Schedule 2.06B
Schedule 2.06C
Schedule 2.06D
Schedule 2.07
Schedule 2.07B
Schedule 2.07C
Schedule 2.07D
Schedule 2.07E
Schedule 2.08A
Schedule 2.09
Schedule 2.1
Schedule 2.12
Schedule 2.14
Schedule 2.16A
Schedule 3.03

                                 STOCK PURCHASE
                                    AGREEMENT


                  This Agreement (including the exhibits and schedules hereto) (collectively, the "Agreement") is entered into as of ____________, 1997 by and between ATC GROUP SERVICES INC., a Delaware corporation with its principal office at 104 East 25th Street, New York, New York 10010 ("Purchaser"), BING YEN & ASSOCIATES, INC. (a California corporation with its principal office at 17701 Mitchell North, Irvine, California 92714 ("BYA"), and Bing Yen and Glenn Tofani (collectively, "Shareholders").

                  Purchaser desires to acquire all of the issued and outstanding shares of stock of BYA and certain noncompetition covenants in exchange for cash, contingent and noncontingent promissory notes and other consideration potentially totaling approximately Five Million Four Hundred Thousand Dollars ($5,400,000), as hereinafter provided, Shareholders desire to effect such exchange and BYA desires to implement such transaction. Now, therefore, in consideration of the mutual covenants set forth below, and for reliance of each other, the parties agree as follows.



                              I. SALE AND PURCHASE


                  1.01  Terms of Sale and Purchase

                  Subject to the terms and conditions set forth below:

                  A. At Closing (as defined in ss. 6.01 below), Shareholders shall sell to Purchaser all issued and outstanding shares of common stock of BYA (the "Shares") and shall deliver to Purchaser certificates evidencing all the Shares properly endorsed to effect the assignment of the Shares to Purchaser.

                  B.  Purchaser shall at Closing:

                           (1) As partial consideration for the Shares, pay to
                  Shareholders an aggregate of $2,750,000 in the ratio to 4/5 to Mr. Yen and 1/5 to Mr. Tofani (the "Payment Ratio"), as follows: wire transfer $2,200,000 to Mr. Yen to the wire address to be supplied by Mr. Yen and deliver to Mr. Tofani a promissory note (the "Tofani Note") in the amount of $550,000 in the form of Exhibit 1.01B(1).

                           (2) As additional consideration for the Shares,
                  execute and deliver to Shareholders in the Payment Ratio promissory notes in the form of Exhibit 1.01B(2) (the "Notes") evidencing Purchaser's obligation to pay to Shareholders the aggregate sum of Three Hundred Fifty Thousand Dollars ($350,000) in three equal annual installments of One Hundred Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($116,666.67) with eight percent (8%) interest on the unpaid balance on the first business days of January 1999, 2000 and 2001.

                           (3) Execute and deliver to Shareholders in the
                  Payment Ratio unsecured promissory notes in the form of
                  Exhibit 1.01B(3) (the "Non-Compete Notes") evidencing Purchaser's obligation to pay to Shareholders the aggregate sum of Eight Hundred Thousand Dollars ($800,000) in three (3) equal annual installments of Two Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($266,666.67) with eight percent (8%) interest on the unpaid principal on each of the first business days of January 1999, 2000 and 2001.

                           (4) Execute and deliver to Shareholders in the
                  Payment Ratio the Contingent Achievement Promissory Notes in the form of Exhibit 1.01B(4) (the "Contingent Notes") in the maximum aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000).

         Shareholders shall have the right to assign or redirect to others any portion or all of the amounts otherwise payable to Shareholders under any or all of the promissory notes described in B(2),(3) and (4) above (collectively the "Transaction Notes").

                  C. Within ninety (90) days following the Closing Date, BYA shall provide to Shareholders a draft unaudited compiled balance sheet (the "Closing Balance Sheet") and statements of income, retained earnings and cash flows of BYA for the period beginning January 1, 1997 ending at the Effective Time (as defined in ss. 6.01 below) (the "Closing Financial Statements"). The Closing Financial Statements shall be prepared in accordance with generally accepted accounting principles
         (GAAP) consistently applied throughout the period involved (except for the absence of cash and reserves (unless expressly approved by Shareholders in writing), and except for such other adjustments thereto which are known to and are expressly approved in writing by Purchaser and Shareholders) (the "Agreed Accounting Method"). At such time as the Closing Balance Sheet has been finally determined between the parties, a final adjustment to the principal amount of the Transaction Notes shall be made equal to the amount by which the total assets less the total liabilities of BYA (the "Equity Value") as of the Effective Time (as defined in ss. 6.01 below) as shown on the Closing Balance Sheet exceeds or is less than Two Million Three Hundred Forty-Seven Thousand Dollars ($2,347,000). If BYA's Equity Value as of the Effective Time as so finally determined is less than Two Million Three Hundred Forty-Seven Thousand Dollars ($2,347,000), Purchaser shall offset such amount, in the Payment Ratio, and against the next available cash payments to be made, first against the Non-Compete Notes, then against the Contingent Notes, and finally against the Notes (the "Set-Off Order"). By the foregoing the parties intend that if an offset is required under this paragraph (or under ss. 1.03 below), all payments on all of said notes shall be subject to offset as soon as possible in the order due and payable but not before January 4, 1999, using all such notes as sources of setoff, but if less than all cash payments to be made thereunder are necessary to satisfy the setoff, then the setoff shall be effected from cash payments to be made only in the Set-Off Order. If the final Equity Value is greater than Two Million Three Hundred Forty-Seven Thousand Dollars ($2,347,000), Purchaser shall add such amount in the Payment Ratio to the Notes. In such case, Shareholders shall cancel and return to Purchaser the previously executed Notes, and Purchaser shall issue new Notes to reflect the increased principal amount owing thereunder.

                  After Closing Shareholders' independent accountants shall be afforded free and full access to the nonproprietary working papers and records used by independent accountants and in-house accountants in preparing the Closing Financial Statements. In addition, Purchaser shall cause BYA's independent accountants and in-house accountants promptly to advise Shareholders as soon as any of them becomes aware of any items in BYA's draft of the Closing Financial Statements that may be different from the Interim Financial Statements (as defined in ss. 2.03). If Shareholders notify Purchaser of any difference of opinion as to the general acceptability or consistency of any of the accounting principles followed under the Agreed Accounting Method in connection with such review and preparation of the Closing Financial Statements, or the results indicated thereby, then they and/or their accountants shall promptly confer in an effort to resolve such difference within thirty (30) days. If they are unable to resolve any difference within thirty (30) days, then the difference shall be resolved by the dispute resolution provisions of ss. 7.16.

                  1.02  Indemnity Against Debts and Liabilities

                  A. In addition to Purchaser's other rights and remedies available at law or in equity (and not by way of limitation), Shareholders shall, in the Payment Ratio, protect, defend, indemnify and hold harmless Purchaser, BYA, and their successors against, and in respect of, any and all:

                  (1) Claims, suits, actions, proceedings (formal or informal), governmental investigations, judgments, deficiencies, set-offs, damages, settlements, liabilities, and reasonable legal and other expenses (including reasonable attorneys' fees and defense costs), as and when incurred, arising out of, or based upon, any breach of any representation, warranty or covenant of Shareholders contained in this Agreement, but excluding any Related Agreements (as defined in ss. 5.01 below), and

                  (2) Debts or liabilities of any kind, whether known or unknown, asserted or unasserted, and claims, liens, set-offs, suits, actions, and proceedings (formal and informal) of persons or entities and related judgments, deficiencies, damages, settlements, set-offs, liens, liabilities, and legal and other expenses (including reasonable attorneys' fees), as and when incurred, arising out of, or based upon, the acts, omissions, contractual performance, or conduct of the business of BYA before the Effective Time.

                  B. In addition to Shareholders' other rights and remedies available at law or in equity (and not by way of limitation), Purchaser shall protect, defend, indemnify and hold harmless Shareholders and their successors against and in respect of any and all:

                  (1) Claims, suits, actions, proceedings (formal or informal), governmental investigations, judgments, deficiencies, set-offs, damages, settlements, liabilities, and reasonable legal and other expenses (including reasonable attorneys' fees and costs of defense), as and when incurred, arising out of, or based upon, any breach of any representation, warranty or covenant of Purchaser contained in this Agreement; and

                  (2) Debts or liabilities of any kind, whether known or unknown, asserted or unasserted, and claims, liens, set-offs, suits, actions, and proceedings (formal and informal) of persons or entities and related judgments, deficiencies, damages, settlements, set-offs, liens, liabilities, and reasonable legal and other expenses (including reasonable attorneys' fees), as and when incurred, arising out of: (i) the acts, omissions, contractual performance or conduct of the business of BYA after the Effective Time, except for BYA's debts or liabilities caused or continuing from items described in 1.02A above so long as Purchaser does not directly or indirectly cause or materially exacerbate the continuation of such debts or liabilities; or (ii) or based upon, the acts, omissions, contractual performance or conduct of the business of Purchaser whether before or after the Effective Time.

                  C. The parties' respective indemnity and other obligations under this Agreement for debts and liabilities shall be subject to the following terms, limitations and conditions:

                  (1) Purchaser and Shareholders shall each give the other prompt notice of any allegedly indemnifiable item incurred, asserted or threatened on the basis of which an indemnitee intends to seek indemnification from an indemnitor as provided herein; provided, however, that the obligation of an indemnitee shall be reduced for the failure to give notice at any particular time only to the extent that the ability of the indemnitor to defend or settle the item has been actually monetarily prejudiced thereby. Any indemnitee shall have the right (but not the obligation) to select and be represented by counsel of its or his choice, to manage its or his own legal representation or defense and to settle any claim, debt or other indemnified matter hereunder. In the following cases, an indemnitee's expenses associated with electing to provide his or its own defense shall constitute indemnified costs: (i) when the indemnitor has failed to assume the defense of the claim within ten days following receipt of the indemnitee's notice of the claim; (ii) when the claim involves assertions of liability against both the indemnitee and indemnitor, including a cross claim or other assertion by the indemnitor that indemnitee is liable for all or a portion of such claim, under circumstances where the indemnitee's and indemnitor's interests are sufficiently adverse in the proceeding to result in a conflict of interest in representation under the rules of professional conduct for attorneys; (iii) when the claim is one directly between an indemnitee and the indemnitor involving a matter arising under this Agreement; and
         (iv) when the claim seeks an order, injunction or other equitable relief against the indemnitee which if successful, could reasonably be expected to materially interfere with the business, operations, assets or condition (financial or otherwise) of the indemnitee. With respect to (ii) and (iii) that proportion of the costs of the indemnitee's own defense shall be borne by indemnitee in the same proportion as comparative liability for the claim is ultimately apportioned to lie with indemnitee.

                  (2) With respect to any claim for which an indemnitor shall indemnify any indemnitee, the indemnitor shall be subrogated to all rights of indemnitees against any and all third parties up to the amount paid by indemnitor to indemnitees or set off against an indemnitor.

                  (3) Notwithstanding anything in this Agreement to the contrary, Shareholders shall be liable to Purchaser under this Agreement (including, without limitation, under ss.ss. 1.02 and 1.03 hereof) for any claim that would be covered by the Continuing Insurance or the E&O Insurance only after Purchaser has filed such claim with the carrier providing such coverage and then only to the extent that: (i) with respect to defense of the claim and the costs thereof, defense of the claim is not assumed by the insurer; (ii) the insurer denies coverage; or (iii) the insurance proceeds are less than the total amount of indemnified loss and expense from the claim. Without limiting the generality of the foregoing, no party shall be liable for that portion of any claim for which the other party actually receives the cost of defense or insurance proceeds covering such claim. (The deductible pertaining to any such insurance shall not be considered to be cost of defense or insurance proceeds.) Furthermore, in no event shall Shareholders be liable for any claim that would have been covered by the Continuing Insurance if Purchaser had maintained it in accordance with ss. 4.01.

                  (4) The indemnity covenants contained in this Agreement shall inure only to the benefit of Purchaser, BYA and Shareholders, respectively (and their respective employees and successors to the extent they are indemnitees), and shall not be for the benefit of any other person or entity. These indemnity provisions shall not be construed to abrogate the corporate liability shield as provided by law, to extend a right of action to any third party not otherwise available, or to enlarge the underlying liability of any indemnitor or indemnitee to any third party.

                  (5) Subject to (7) below, the maximum aggregate liability of Shareholders under this Agreement shall not exceed the sum of $2,750,000 plus the amounts paid and yet to be paid under the Notes, the Non-Compete Notes and the Contingent Notes (the "Total Maximum Purchase Price"), and Shareholders shall not be liable to Purchaser under this Agreement until and to the extent such liability exceeds $25,000 in the aggregate for all liability other than liability based upon the breach of Shareholders' warranty under ss. 2.06B with respect to collectibility of accounts receivable and work-in-process or based upon breach of the covenant set forth in ss. 4.12.

                  (6) Notwithstanding anything in this Agreement to the contrary, in no event shall Shareholders be liable under this Agreement for any liabilities quantified and reserved on the Closing Balance Sheet.

                  (7) Notwithstanding anything in this Agreement to the contrary, Shareholders shall not be obligated to make any payments under ss. 1.02 of this Agreement until January 4, 1999. Then and thereafter all obligations, if any, payable pursuant to ss. 1.02 shall be satisfied first by exercise of set-off rights under ss. 1.03 below and only after all set-off rights have been exhausted against the unpaid principal balance of the Transaction Notes in the Set-Off Order shall Purchaser have the right to demand, and Shareholder have the duty to pay, cash in an amount up to the cash amount paid at Closing ($2,750,000), plus cash payments made in satisfaction of the principal amounts of the Transaction Notes. For this purpose the principal balance of the Contingent Notes shall not be deemed to exist, except to the extent any portion or all of the principal thereof is no longer contingent.

                  1.03  Right of Set-Off

                  A. Without limiting such other rights as it may have at law or equity or by agreement (but subject to the limitations described in ss. 1.02C and this ss.1.03), Purchaser shall have the right upon fifteen (15) days' notice to Shareholders and in the Payment Ratio to set off against, and withhold from, any payment otherwise due to Shareholders as set forth in this Agreement and the Transaction Notes in the Set-Off Order: (i) any amount necessary to cure or remedy any breach, default or deficiency of performance or warranty by Shareholders under this Agreement; (ii) any amount for which Purchaser or BYA (or their employees or successors) is entitled to indemnification under ss. 1.02A; and (iii) Purchaser's or BYA's reasonable costs or expenses (including reasonable attorneys' fees) related to (i), (ii) or (iii).

                  B. Purchaser shall have the right to redirect temporarily as described below in ss. 1.03C all payments due and payable under the Transaction Notes in the event (i) it determines in good faith with a reasonable belief that its right to set-off has matured or will imminently mature with respect to any particular matter, event or condition and, (ii) within the time limits set forth in the following sentence it commences and diligently pursues an arbitration proceeding in accordance with ss. 7.16 below to determine whether there is a substantial probability that an event or condition will occur or has occurred and will cause or has caused Purchaser to be entitled to exercise its set-off rights hereunder. If the parties have a dispute involving the exercise of set-off rights, including any issue as to insurance coverage or liability exposure, then Shareholders and Purchaser shall within three (3) days of commencement of any such dispute confer in good faith in an effort to resolve the dispute; and if the parties are unable to reach agreement within ten (10) days following commencement of any such dispute, then such dispute shall be resolved by binding arbitration as provided under ss. 7.16 of this Agreement.

                  C. Pending delivery of an award in the arbitration described in ss. 1.03B, Purchaser shall have the right, in lieu of making payments directly to the Shareholders, to make all payments then due under the Transaction Notes to the registry of a court, arbitration panel or joint bank account (accessible only by the joint signatures of Purchaser and the subject Shareholder(s)), or otherwise as agreed in writing by the subject parties.



               II. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS


                  As a material inducement to Purchaser to enter into this Agreement, and subject to the following sentence, Shareholders represent in the Payment Ratio, and, also, Shareholders warrant in the Payment Ratio, to Purchaser the truth, correctness and completeness of the matters stated or described in this Article II. The phrase "to the knowledge of Shareholders" shall be deemed to modify each and every representation given by Shareholders in ss.ss. 2.03-2.18 of this Article II; provided, however, that in each such instance it shall modify and limit only the representation made by

Shareholders, but in no way does the phrase modify, limit or otherwise affect the concurrent warranty being made by Shareholders.

                  2.01  Organization and Qualification

                  A. Except as listed in Schedule 2.01A, BYA has no subsidiary or affiliated corporations or business enterprises of any type. Schedule 2.01A sets forth as to BYA: its place of incorporation, principal place(s) of business, jurisdictions in which it is qualified to do business, and locations in which it currently maintains a place of business. BYA is a corporation duly organized, validly existing, and in good standing under the laws of California, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged. BYA is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of the business makes such qualification necessary.

                  B. BYA has furnished to Purchaser its Articles of Incorporation and Bylaws and all amendments thereto, as presently in effect. BYA is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation or Bylaws in a manner which would have a material and adverse effect on BYA's business or operations and/or except as described on
Schedule 2.01B.

                  2.02  Capitalization

                  A. Schedule 2.02A correctly sets forth: (i) all authorized, issued and outstanding capital stock and all ownership interests of BYA of any type, including all options, warrants or other rights under which an ownership right of any type may be acquired; and (ii) the name and address of each owner of, or claimant to, any such right. The Shares constitute all of the issued and outstanding shares of capital stock of all classes of BYA. Except as set forth on Schedule 2.02A, each of such outstanding Shares or rights is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of Shareholders, and is owned of record and beneficially by the person so listed. There is no commitment, plan, arrangement to issue, option, warrant, security, or other right calling for the issuance of, any share of capital stock or other ownership interest in BYA or any security or other instrument convertible into, exercisable for, or exchangeable for, capital stock of, or ownership in, BYA, except as set forth in Schedule 2.02A.

                  B. Schedule 2.02B sets forth, with respect to all stock and other ownership interests or rights in BYA, all liens, security interests, pledges, charges, encumbrances, Shareholders' agreements, voting trusts, or other restriction or covenant respecting any such interest. Except as set forth on Schedule 2.02B, all the Shares are free and clear of such encumbrances or restrictions.

                  2.03  Financial Condition

                  Attached hereto as Schedule 2.03 are true and correct copies of the following: (i) unaudited, compiled balance sheets, statements of income and statements of retained earnings of BYA for the last three completed fiscal years and (ii) the unaudited, compiled balance sheet (the "Interim Balance Sheet") and statements of income and retained earnings of BYA for the period from January 1, 1997 through October 31, 1997 (collectively, the "Interim Financial Statements").

                  The Interim Financial Statements have been prepared in accordance with the Agreed Accounting Method, are correct and complete in all respects, and are in accordance with the books and records of BYA.

                  There is no fact presently known to BYA which could materially and adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future business prospects of BYA, except as otherwise agreed in this Agreement or as recorded on Schedule 2.03 or the other schedules to this Agreement and as will be quantified and reserved on the Closing Financial Statements; provided, however, that Shareholders express no representation or warranty as to political or economic matters of general applicability (except as to adverse market conditions or client relations of which either has present knowledge).

                  2.04  Tax and Other Liabilities67

                  A. Except as disclosed on Schedule 2.04, or another schedule to this Agreement dealing with liabilities, BYA has no liability of any nature, accrued or contingent, including, without limitation, liabilities for payroll and other employee taxes, federal, state, local, or foreign taxes or liabilities to customers or suppliers, other than liabilities which are reflected on the Interim Balance Sheet or will be reflected on the Closing Balance Sheet or which are incurred in the ordinary and usual course of business and/or in connection with this transaction.

                  B. Without limiting the generality of the foregoing, the amounts reserved for taxes on the Interim Balance Sheet and the Closing Balance Sheet are and will be as of their dates sufficient for all accrued and unpaid federal, state, local, employee-related and foreign taxes of BYA, whether or not due and payable, and whether or not disputed, under tax laws in effect on the Closing Date for the period ended on such date and for all fiscal years prior thereto. BYA has filed all payroll and other federal, state, local, and foreign tax returns required to be filed by it, has delivered to Purchaser a true and correct copy thereof; has paid all taxes, assessments, and other governmental charges payable or remittable by it, or levied upon it or its properties, assets, income, or franchises which are due and payable; and has delivered to Purchaser a true and correct copy of any report as to any audit or adjustments received by BYA (or any of BYA's officers concerning BYA) from any taxing authority during the past five (5) years and a statement as to any litigation, governmental or other proceeding (formal or informal), or audit or investigation pending, threatened or in prospect, with respect to any such report or the subject matter of such report.

                  C. Except otherwise provided in this Agreement, Shareholders have paid or will pay all taxes, other liabilities and Shareholders' and BYA's expenses accrued as of the Closing Date resulting from the preparation of, or the transactions contemplated by, this Agreement.

                  D. Purchaser will incur no liability as a result of environmental or geotechnical conditions associated with any acts, omissions, or real property ownership or leasing by BYA prior to the Effective Time.

                  2.05  Litigation and Claims

                  A. Except as set forth on Schedule 2.05: (i) there is no material litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or threatened (or any basis therefor known to Shareholders) with respect to BYA or any of its business, properties, or assets; (ii) BYA is not affected by any present or threatened strike, or other labor disturbance, or is any union currently representing, or attempting to represent, any employee of BYA as collective bargaining agent;
(iii) BYA is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree, including any insurance or environmental laws or regulations. Schedule 2.05 sets forth with respect to BYA, among other matters, all past and current citations, violations, fines, judgments, decrees, orders, consent decrees or orders, and pending proceedings of any type issued since January 1, 1987, arising out of the alleged violation of any federal, state or local criminal, bidding or procurement, environmental, health and safety, insurance, licensing or labor law or regulation, or out of any alleged act or omission, negligence, intentionally wrongful act or breach of contract in the performance of services or otherwise.

                  B. Except for the liabilities included on the Closing Balance Sheet, neither BYA, nor Purchaser will incur any liability, including any environmental liability, as a result of BYA's acts, omissions, sales, litigation support services, consulting services or contractual performance prior to the Effective Time.

                  2.06  Properties and Accounts Receivable

                  A. Except as set forth on Schedule 2.06A or Schedule 2.07, BYA has good title to all properties and assets used in its business, or owned by it, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances.

                  B. All accounts receivable and work-in-process of BYA recorded on the interim Balance Sheet are described on Schedule 2.06B, and those reflected on the Closing Balance Sheet have or will have arisen from valid transactions in the ordinary course of BYA's business, have been fully earned prior to Closing, and except as described on Schedule 2.06B, will be collected by BYA within twelve (12) months after the Closing Date, employing reasonable and customary collection procedures (i.e., the cost of measures such as legal action, referral to outside collection agency or liens shall be a charge against collections from such accounts) and any extraordinary measures agreed upon as contemplated by ss. 4.03B below. All accounts receivable and work in process of BYA recorded on the Interim Balance Sheet and the Closing Balance Sheet as of their dates were or will be fully earned as of the Effective

Time, and Purchaser will have no performance obligations for which it will not be entitled to bill (no account receivable or work in process entry represents a pre-billing except to the extent an allowance is reserved for it).

                  C. Schedule 2.06C sets forth a ledger of all properties and assets, owned, leased, or licensed by BYA, for which a value is recorded on the Interim Balance Sheet, detailing estimated value with respect to all such properties current as of the Effective Time; all such properties and assets owned by BYA as of the date of the Interim Balance Sheet are reflected on the Interim Balance Sheet; and all assets and properties owned by BYA as of the date of the Closing Balance Sheet will be reflected on the Closing Balance Sheet.

                  D. Except as noted on Schedule 2.06D, no real property owned, leased, licensed, or used by BYA lies in an area which is subject to zoning use, environmental or building code restrictions which would prohibit, and no state of facts relating to the condition of any building or property or action or inaction of a person or entity or the ownership, leasing, licensing, use or regulation or any real or personal property exists or, to BYA's knowledge will or is likely to exist which would prevent the continued leasing of such real property by Purchaser in the business in which BYA is now engaged. Purchaser will incur no environmental liability as a result of this transaction associated with any real property owned, leased or used by BYA prior to Closing.

                  2.07  Contracts and Other Instruments

                  A. Schedule 2.07 sets forth a true and correct listing of all material contracts to which BYA is a party, including leases and licenses and all supply, distribution agency, financing or other arrangements and understandings. Shareholders have provided to Purchaser, or at Purchaser's election made available for its review, all of the items so listed and described, including, but not limited to, the following: (i) true and correct copies of all written contracts, agreements, and instruments; (ii) true and correct copies of all leases and licenses; and (iii) true and correct written descriptions of all supply, distribution, agency, financing, or other arrangements or understandings. Except as disclosed in Schedule 2.07 or Schedule 2.11, neither BYA, nor any other party to any such contract, agreement, instrument, lease, or license is now, or expects in the future to be, in violation or breach of, or in default with respect to complying with any material provision thereof and each such contract, agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Except as is disclosed on Schedule 2.07, neither BYA, nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding; and the execution, delivery, and performance of this Agreement will not materially violate any such arrangement or understanding.

                  B. Except for situations disclosed on Schedule 2.07B and for the cost of correction of which an adequate reserve is, or will be, recorded on the Interim Balance Sheet (except for those incurred in the ordinary and usual course of business) and the Closing Balance Sheet as a liability: all services rendered and products supplied by BYA prior to the Effective Time will have been in conformity with the scope of performance defined by the contract or arrangement; and no BYA client is dissatisfied with such service or products, and, no curative or corrective work, replacements or payments are necessary to render such performance legally or contractually sufficient; and, all costs for performance completed prior to Closing shall have been and will be duly recorded as of their respective dates as liabilities on the Interim Balance Sheet (except for those incurred in the ordinary and usual course of business), and the Closing Balance Sheet. Billings by BYA on each contract or arrangement shall not, as of the Effective Time, have constituted a greater percentage of total allowable billings under such contract than the percentage of work performed, or other costs accrued prior to the Effective Time, shall have constituted, of total work to be performed, or costs to be incurred, under such contracts. Except as so disclosed, no contract entered into by BYA prior to the Effective Time will be a "Loss Contract." "Loss Contract" means a contract for which fully-burdened costs to be incurred after the Effective Time in completing the contract, utilizing performance at industry standards of skill, efficiency and competence billable at Purchaser's standard rate, exceeds amounts remaining to be billed under such contract after the Effective Time.

                  C. Schedule 2.07C sets forth a description of each agreement, or understanding entered into, by any Shareholders or BYA as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                  D. Schedule 2.07D sets forth a list of BYA's order backlog as of the Effective Time. This schedule includes the customer's name, project name, dollar amount and anticipated performance dates. The backlog items listed on such schedule represent written commitments or expressions of interest by customers for the performance of services by BYA.

                  F. BYA enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. BYA is not a party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had, or to the knowledge of BYA is likely in the future to have, a material adverse affect on BYA's operations or business. BYA has neither engaged within the last five years in, is engaging in, nor intends to engage in any transaction with, nor has had within the last five years, now has, or intends to have any contract, agreement, lease, license, arrangement, or understanding with, any Shareholders, any director, officer, or employee of BYA, any relative or affiliate of any Shareholders or of any such director, officer, or employee, or any other corporation or enterprise in which BYA, any such director, officer, or employee, or any such relative or affiliate then had or now has a five percent (5%) or greater equity or voting or other substantial interest, other than such contracts and agreements as so listed and specified on Schedule 2.07E. There exists no contract, agreement, right or understanding material to the business or officers of BYA which is in the name of any principal, officer, director, Shareholders or any other person or entity other than Seller except as disclosed and so identified on Schedule 2.07F. Shareholders, on behalf of themselves and as authorized representatives of the lessor of the premises in Irvine, California in which BYA maintains its principal office, hereby represent and warrant that the lease for such premises is in full force and effect, rent has been paid through November 1997 and BYA does not owe or has not incurred any unpaid debt or liability to said lessor, and said lessor hereby consents to the change of control of BYA and the deemed assignment thereby of said lease. The foregoing sentence is not intended to expand any duty or obligation of Shareholders otherwise provided for in this Agreement.

                  2.08  Employees

                  A. Schedule 2.08A sets forth a description of all of BYA's pension, profit-sharing, option, other incentive plans, or any other type of employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and all material obligations to, or arrangements with, employees for wages, salary, bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. BYA has furnished, or made available, to Purchaser true and correct copies of all documents evidencing such plans, obligations or arrangements referred to in Schedule 2.08A (or written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies of all documents evidencing trusts relating to any such plans. Schedule 2.08A includes a true and correct ledger containing the name, position/title, and present rate of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable) of each director, officer, employee or sales agent of BYA. All material notices and performance required under COBRA and other ERISA plans prior to the Effective Time have been properly given and performed. Except for BYA's pension plan, all obligations, debts and liabilities associated with BYA's employees or agents, including all of the above-referenced matters have been paid or discharged in full by BYA prior to Effective Time or will be properly reflected as liabilities on Closing Balance Sheet in accordance with ss. 2.03.

                  B. Except as described on Schedule 2.05, there is no litigation, arbitration, claim, governmental or other proceedings (formal or informal), or investigation pending, or to Shareholders' knowledge threatened (or any basis for such known to Shareholders), with respect to any such employee benefit plan, compensation arrangement or BYA's acts or omissions with respect to its employees or its work environment.

                  C. Except for BYA's pension plan and except for the liabilities recorded on the Closing Balance Sheet, neither BYA, nor Purchaser will incur any liability to, or on behalf of, BYA's employees arising out of their employment with BYA prior to the Effective Time or out of BYA's acts or omission prior to the Effective Time, including (but not limited to) any liability under ERISA or the Internal Revenue Code for obligations to, or arrangements with, employees for wages, salary, bonuses, incentive compensation, vacation pay, severance pay, insurance or other benefits, or employee taxes; for personal injury or property damage; or for discrimination, harassment, or wrongful discharge under federal, state or local laws.

                  2.09  Patents, Trademarks, Etc.67

                  Except as described in Schedule 2.09, BYA neither owns nor has pending, or is licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"), and neither any Shareholder, any director, officer, or employee of BYA, any relative or affiliate of any Shareholders or of any such director, officer, or employee, nor any other corporation or enterprise in which any Shareholders, any such director, officer, or employee, or any such relative or affiliate had or now has a five percent (5%) or greater equity or voting or other substantial interest, possesses any Intangible which relates to the business of BYA. There is no right, under any Intangible, necessary to the business of BYA as presently conducted or as it contemplates conducting. BYA has neither infringed, is infringing, nor has received notice of infringement of Intangibles of others. As far as Shareholders can foresee, there is no Intangible of others which may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of BYA.

                  2.10  Questionable Payments

                  Neither BYA, nor any director, officer, agent, employee, Shareholders or other person associated with, or acting on behalf of, BYA has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity,
(b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) made any false or fictitious entry on the books or records of BYA; (f) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; (g) given any favor or gift which is not deductible for federal income tax purposes; or (h) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

                  2.11  Authority to Sell

                  Shareholders and BYA have all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of BYA have been, or as of the Closing Date will have been, duly taken to authorize the execution, delivery, and performance of this Agreement by BYA. This Agreement has been duly authorized, executed, and delivered by Shareholders, constitutes the legal, valid, and binding obligation of Shareholders, and, except for the duration of the noncompetition covenant of Mr. Yen in ss. 4.04 hereof, is enforceable as to them in accordance with its terms. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Shareholders for the execution, delivery, or performance of this Agreement by them. Except as described in Schedule 2.11 hereof, no consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which BYA or Shareholders is a party, or to which it or they, or any of its or their properties or assets, are subject, is required for the execution, delivery, or performance of this Agreement (except such consents as have been obtained at or prior to the date of this Agreement, true and correct copies of which have been delivered to Purchaser). Except as described in
Schedule 2.11, the execution, delivery,
and performance of this Agreement will not violate, result in a material breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any such contract, agreement, instrument, lease, license, arrangement, or understanding, or materially violate or result in a breach of any term of the Articles of Incorporation or Bylaws of BYA, or violate, result in a breach of, or conflict with, any law, rule, regulation, order, judgment, or decree binding on BYA or any Shareholders, or to which any of their operations, business, properties, or assets are subject. Upon Closing, Purchaser will have good title to the Shares, free and clear of all liens, security interests, pledges, charges, Shareholders' agreements, and encumbrances except those, if any, expressly consented to by Purchaser in writing.

                  2.12  Restricted Professional
                        and Small Business Set-Aside Revenues

                  Schedule 2.12 sets forth the gross revenues of BYA for each of the previous two (2) fiscal years and for the period covered by the Interim Financial Statements, received from: (a) services of any type which BYA would be precluded from performing after Closing because of Purchaser's ownership of the Shares, Bylaws or regulations pertaining to the licensing or regulation of persons or corporations engaging in such business; or, (b) from contracts or subcontracts (or services otherwise performed) under Small Business Set Aside or comparable business size or racial, gender or other class-restricted programs of the Small Business Administration or other federal or state agency.

                  2.13  Loans to be Repaid

                  BYA has not made any loans to Shareholders, officers, directors, employees or any other affiliated person or entity other than the loans set forth on Schedule 2.03 or 2.07.

                  2.14  Fictitious Names

                  Schedule 2.14 sets forth each name, other than its corporate name, under which BYA has done business or registered in any jurisdiction, together with the jurisdiction of registration of each such name.

                  2.15  Absence of Undisclosed Liabilities

                  Except as set forth in the Schedules to this Agreement or incurred in the usual and ordinary course of business, and quantified and reserved on the Closing Balance Sheet, BYA has no obligations or liabilities of any kind, fixed, accrued or contingent, including, but not limited to, obligations to perform after Closing under contracts or other commitments which would adversely affect BYA's financial condition or business.

                  2.16  Hazardous Materials

                  A. Except as disclosed on Schedule 2.16A, as of the Closing Date BYA is not in possession of, or responsible for the care, custody or disposal of, any hazardous substances, pollutants or contaminants (as those terms are defined in 42 U.S.C. ss. 9601 or under any applicable state or local law) or of any petroleum wastes or asbestos-containing materials, except for soil or groundwater samples, unused laboratory chemicals or commercially packaged supplies used in BYA's business.

                  B. In BYA's files, books and records are materially complete descriptions of all laboratory samples upon which work has been completed, including the location, composition, quantity, method of storage, intended disposal or management plan for the particular material, any contractual commitments related to continuing custody, and all costs related to BYA's responsibilities thereto.

                  2.17  Completeness of Disclosure

                  No representation or warranty by Shareholders in this Agreement contains any materially untrue statement of a material fact, or omits or will omit, to state a material fact necessary to make the statements made not misleading.

                III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  As a material inducement to Shareholders to enter into this Agreement, Purchaser hereby makes the following representations and warranties:

                  3.01  Organization And Good Standing

                  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to enter into and perform each of the transactions contemplated by this Agreement.

                  3.02  Execution and Performance Authorized

                  The execution, delivery and performance of this Agreement, and all other documents and Related Agreements contemplated hereunder, have been duly approved by Purchaser's board of directors and at Closing will have been executed and delivered by Purchaser's duly authorized officers. Such execution and delivery, and the consummation by Purchaser of the transactions contemplated hereunder have been duly authorized by all necessary corporate action, and no further action is required by law, its corporate charter, Bylaws, or otherwise to authorize all action to be taken by Purchaser with respect to this Agreement and the consummation of the transactions contemplated hereunder. The Agreement and the other documents contemplated hereunder are binding and are enforceable against Purchaser in accordance with their terms.

                  3.03  Absence of Litigation

                  Except as set forth on Schedule 3.03, there is no action, lawsuit, proceeding, or investigation of any kind or nature pending or threatened against Purchaser before any court, tribunal, or administrative agency or board which Purchaser reasonably expects, individually or in the aggregate, to materially and adversely affect (i) Purchaser's solvency, (ii) its ability to perform hereunder, or (iii) to render any one or more of the transactions contemplated hereunder void or voidable.

                  3.04  No Other Default

                  The execution and delivery of this Agreement by Purchaser, and the consummation of the transactions contemplated hereunder, will not conflict with, or violate, or require any consent under, and will not result in any breach or termination of Purchaser's corporate charter, Bylaws or minutes, or any agreement to which Purchaser is a party, or by which any of its property is subject, or by which it is bound.

                  3.05  Permits and Filings

                  There is no requirement applicable to Purchaser to make any further filing with, or to obtain any permit, authorization, consent or approval of any governmental or other regulatory authority as a condition of the lawful consummation of the transactions contemplated under this Agreement.

                  3.06  Absence of Lien

                  The monies and promissory notes to be paid or delivered by Purchaser under ss. 1.01 shall be paid by Purchaser and received by Shareholders free and clear of any lien, charge or encumbrance arising out of any agreement or instrument to which Purchaser is subject or by which its properties are bound.

                  3.07  Solvency

                  At Closing and after payment of the purchase price as required under ss. 1.01, Purchaser will be, and will remain, solvent under all applicable federal and state laws and regulations. Purchaser will not intentionally cause its business to be conducted in a manner that results in its becoming insolvent; provided, however, that consistent with the foregoing, this covenant shall not restrict the future business decisions of Purchaser which relate to its or to BYA's business.

                  3.08  Corporate Documents

                  Purchaser has furnished to Shareholders its Certificate of Incorporation and a Certificate of Good Standing in Delaware dated within thirty
(30) days of Closing and evidence of Purchaser's qualification as a foreign corporation in California.

                  3.09  Purchase for Investment Purposes Only

                  Purchaser is acquiring the Shares from Shareholders for investment purposes only and not with the view to the resale or distribution thereof. Purchaser is an "accredited investor" under the regulations promulgated under the Securities Act of 1933 as amended. Purchaser has not received any representations or warranties from BYA or Shareholders other than those contained in this Agreement and the attached schedules and/or exhibits hereto. Purchaser represents and warrants that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment. Purchaser understands and acknowledges that the Shares have not been registered under the Act or under any state securities acts as may be applicable and are being sold to Purchaser pursuant to an exemption from registration under said Act. Shareholders' reliance upon such exemption, is predicated upon Purchaser's representations and warranties contained herein. In this regard, Purchaser understands and agrees that there may be affixed to the certificates representing the Shares a legend advising of the unregistered, restricted nature of the Shares.

                  3.10  Reliance on ATC Public Information

                  The information filed since February 27, 1997, by Purchaser with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 are materially accurate, complete and not misleading.

                  3.11  Springing Representation and Warranty

                  The information set forth in the draft Offering Memorandum, subject to completion, with respect to $100,000,000 in Senior Subordinated Notes due 2007, in the form attached hereto as Exhibit 3.11-A and supplemented by the information attached hereto as Exhibit 3.11-B is materially accurate, complete and not misleading. The merger (the "Acquisition Merger") of Purchaser and Acquisition Corp., a Delaware corporation referred to in said Offering Memorandum, shall not be completed prior to January 3, 1998.

                                  IV. COVENANTS

                  4.01  Insurance

                  For a period of at least three (3) years following Closing, Purchaser shall cause BYA to continue to carry insurance against risks similar to that provided in BYA's insurance coverage as of the date of Closing and with coverage limits not less than $10,000,000 and a deductible not greater than $250,000 (the "Continuing Insurance"). Prior to or concurrent with Closing, Shareholders shall purchase and maintain in force an extended period of BYA's current Errors and Omissions (Professional) Liability Policy ("E&O Insurance") for a period of three (3) years following Closing.

                  4.02  Release by Shareholders

                  Effective at Closing, each Shareholder hereby releases and waives all claims he now has against BYA, or the Shares for any past compensation, bonus, distribution, dividend, or other consideration or claim for payment from any cause that may have otherwise been due such Shareholders at the time of Closing, except that Glenn Tofani does not waive his right to payment under the BYA 401(k) profit sharing plan and neither of the Shareholders waives any right to payment under BYA's pension plan.

                  4.03  Collection of Accounts Receivable

                  A. Any account receivable recorded on the Closing Balance Sheet or work in process for which revenue is recorded on the Closing Balance Sheet and warranted as collectible under ss. 2.06B, which has not been collected by Purchaser within twelve (12) months after Closing, shall be deemed to be uncollected and uncollectible by Purchaser or BYA, except as Purchaser shall otherwise agree in writing. Accounts or work-in-process may also be deemed uncollectible by agreement of the parties as provided in ss. 4.03B. All uncollected accounts and work-in-process shall be subject to Purchaser's set-off rights under ss. 1.03 (or, if set-off is not available, then by Purchaser's indemnification and repayment rights under ss. 1.02). Purchaser's set-off rights shall be applicable for uncollected accounts or work in process at the earlier of: (i) twelve (12) months after the Closing Date; or, (ii) such earlier time as the account is agreed to be uncollectible by Shareholders under this ss. 4.03. Upon such remedy, the account shall be assigned to Shareholders.

                  B. Purchaser shall provide Shareholders with a monthly aging report of the purchased accounts receivable and work-in-process, together with contact log summary of problem accounts. If, at any time, Purchaser determines that measures in addition to Purchaser's customary collection procedures (e.g., measures, such as mechanics lien, legal action, or referral to collection agency) should be employed on a specific account to obtain collection, Purchaser shall notify Shareholders in writing of the measures proposed to be taken. If Shareholders agree in writing that the proposed extraordinary measures should be taken, or if Shareholders deem such action to be necessary without notice from Purchaser, Shareholders shall notify Purchaser in writing of their agreement to such measures. Shareholders' agreement to the employment of extraordinary collection measures shall constitute their agreement to having the cost of such measures subject to remedy by set-off or refund, if set-off is not available pursuant to this Agreement.

                  C. At any time the parties may, by mutual written agreement, deem an account uncollectible, Purchaser shall assign it to Shareholders and subject it to remedy under ss. 1.03 or, if set-off is not available, a claim for refund under ss. 1.02. Upon written notice to Purchaser, Shareholders may request to have any account receivable which is uncollected assigned to Shareholders. Purchaser shall not unreasonably deny such request. Such request by Shareholders for assignment shall constitute Shareholders' agreement to subject it to remedy under ss. 1.03 or, if set-off is not available, a claim for refund under ss. 1.02.

                  4.04  Noncompetition

                  A. As consideration for the Notes, the Non-Compete Notes and the Contingent Notes, for a period of twenty (20) years after Closing Date Mr. Yen shall not, and for a period commencing on the Closing Date and ending two
(2) years after the Closing Date, Mr. Tofani shall not:

                  (1) Noncompetition. Within the regulated zone, either directly or indirectly, perform-for-hire or participate in any business or enterprise (including a sole proprietorship consisting of only Messrs. Yen or Tofani), which performs the same or similar services in which BYA has been engaged within one (1) year prior to the Effective Time, other than for BYA or Purchaser, without the express written consent of Purchaser. The "regulated zone" means Orange, Los Angeles, San Diego and Ventura Counties. The services which BYA has been performing, within one (1) year prior to the Effective Time include (but are not necessarily limited to): all specialties and subspecialties associated with any and all geotechnical and environmental services and capabilities.

                  (2) Nondisclosure. Use for his benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than BYA or its affiliates, any confidential information regarding the business methods, business policies, procedures, techniques, research, or development projects or results, trade secrets, customers, clients, or any other confidential information relating to, or dealing with, the business operations of BYA, Purchaser or their affiliates.

                  (3) Nonsolicitation - Employees. Either directly or indirectly, for himself or any person or entity other than BYA or Purchaser hire or induce or attempt to induce any employee or former employee of BYA, Purchaser or their affiliates to terminate such employment. An "employee" shall be considered a "former employee" for a period of one (1) year following termination of employment with BYA, Purchaser or their affiliates.

                  (4) Nonsolicitation - Customers. Within the regulated zone, and with respect to any customer with whom he has developed a relationship, or about whom he acquired knowledge of its needs, preferences, pricing or other information of material competitive value while associated with BYA, within any location where anyone BYA performed services for or sent a proposal to is doing business: directly or indirectly, on behalf of himself or any third parry, make any sales contact with, or solicit, or accept business from, any customers, provided, however, that this restriction shall apply only to products or services which are competitive with those of BYA within one
         (1) year prior to the Effective Time.

                  (5) Use of Names. Within the regulated zone, except for the benefit of BYA, Purchaser, or their affiliates, use the name "Bing Yen & Associates" or "BYA" or any customarily utilized portion or abbreviation thereof as a business name, either alone, or in conjunction with, other words, or represent to any potential client that they are the "old" or "real" BYA or Bing Yen & Associates.

                  B. Except as otherwise defined in this section, or as the context otherwise plainly requires, terms used in this section shall have the same meaning as elsewhere in this Agreement. Undefined terms shall have their ordinary meaning. The term "participate in" means "directly or indirectly, for his or their own benefit, or for, with, or through any other person or entity, own, manage, operate, control, loan money to, give money to, or participate in the ownership (except as a noncontrolling owner of less than 5 percent of the stock of a publicly held corporation), management, operation, or control of, or be connected as a director, shareholder, officer, employee, partner, member, advisor, joint venturer, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in."

                  C. Messrs. Yen and Tofani agree that the restrictive covenants of this ss. 4.04 are reasonable in scope and duration and are necessary to protect the bona fide confidential business information of BYA, its contracts, its customer and employee relationships, its assets, its good will and the value of the Shares. They expressly agree that the customer names and other customer and business information, both developed by BYA before Closing, or developed by BYA or Purchaser after Closing, is proprietary, and Messrs. Yen and Tofani agree that a breach of any of these provisions will be subject to ss.ss. 1.03, 7.03 and 7.16 of this Agreement.

                  D. If any restrictive covenant contained in this ss. 4.04 shall be deemed by a court or arbitrator to be invalid, illegal, or unenforceable under the laws of any jurisdiction, by reason of the extent, duration, or geographical scope thereof or otherwise, the balance of this section shall remain in effect in such jurisdiction, and the entire agreement shall remain in effect in all jurisdictions in which such provision is lawful and enforceable. If any such provision is unenforceable as to any circumstance, it shall nevertheless remain applicable to all other circumstances. The court or arbitrator shall be authorized to reform such provision by reducing such extent, duration, geographical scope, or other provisions hereof, or otherwise modifying or limiting such provision to the minimum extent necessary to render such provision enforceable, and in its reformed form such restriction shall be enforceable in the manner contemplated hereby.

                  E. The covenants, restrictions and limitations imposed upon Messrs. Yen and Tofani under this ss. 4.04 are conditioned upon, and shall remain in effect, only so long as there shall be no failure by Purchaser, its successors and assigns, to make any one or more of the payments as and when due and within any applicable grace periods under the Transaction Notes, provided that Purchaser's recourse to the set-off provisions of ss. 1.03 or to any provision of law which permits a party to withhold performance following a material first breach by the other parry shall not constitute breaches or violations of this Agreement under this paragraph. Without limiting the generality of the foregoing, any breach by a Shareholder of this ss. 4.04 shall be subject to arbitration as provided in ss. 7.16 to determine the extent of damage suffered by Purchaser and/or BYA and the application of all applicable indemnification and set-off rights under ss.ss. 1.02 and 1.03 hereof.

                  F. Nothing contained in this ss. 4.04 shall be construed to prohibit Shareholders from teaching in, or otherwise being retained or employed by, a university, college or high school to teach geotechnical, environmental, engineering and related subjects.

                  4.05  Public Statements

                  Before Shareholders, or either of them shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, they shall cooperate with Purchaser, shall furnish drafts of all documents or proposed oral statements to Purchaser for comments, and shall not release any such statement or information without the written consent of Purchaser. Nothing contained herein shall prevent Shareholders from furnishing any information to any governmental authority, if required to do so by law.

                  4.06  Books, Records, Access to Information, Cooperation

                  A. Each party shall provide to the other, with reasonable promptness following a request in writing not to exceed ten (10) business days, such information and data with respect to (1) BYA's business before the Effective Time, (2) this transaction and (3) the parties' ongoing representations, warranties, covenants and agreements after the Effective Time pursuant to this Agreement, as may from time-to-time reasonably be requested by the other party. In the event either Purchaser, or any Shareholder is required to prepare audited statements, or to produce or compile information for a government agency which requires access to information or for any other reasonable purpose, including the verification of any information provided to the other party relative to this Agreement, the parties shall allow the other party reasonable access to records, including the nonproprietary working papers of the other party's accountants, and to provide reasonable cooperative assistance in the preparation of reports, documents, etc. without charge, except for reimbursement of any actual out-of-pocket expenses, exclusive of the cost of in-house staff time. Notwithstanding the foregoing, in the event that a party is, or anticipates becoming, a party to litigation, this ss. 4.06 or any other provision of this Agreement shall not be construed to require such party to provide information to the other which could prevent such party from making a bona fide claim of attorney/client privilege or such other privileges as may be applicable with respect to such information.

                  B. Except for archived job files, neither party shall intentionally dispose of or destroy any of the records of BYA in its possession, except in conformity with the procedures set forth in this section. If a party wishes to dispose of or destroy any of such records, it shall first give thirty
(30) days' prior written notice to the other party of the action it intends to take, and the other party shall have the right, at its option and expense, upon prior written notice to the notifying party within such thirty-day period, to take possession of such affected records within thirty (30) days after the date of the notice of intent to take possession.

                  C. Each party shall exercise reasonable care in the care, custody and maintenance of the records of BYA in its possession. A party shall be responsible for actual damage caused to the other party only as a result of its negligence or intentionally wrongful act in maintaining the records. Neither party shall have liability to the other party or any other person as a consequence of the nonexistence of any record, or such party's inability to locate any record, unless the loss or destruction of the record is proven, by clear and convincing affirmative evidence, to have been due to the allegedly possessing party's negligence or intentionally wrongful act.

                  4.07  Bankruptcy

                  For a period of one (1) year after Closing, no party to this Agreement shall file an application or petition for voluntary bankruptcy under the United States Bankruptcy Code or any application under any similar state or federal statute.

                  4.08  Transaction Costs and Expenses

                  Purchaser, on the one hand, and Shareholders and/or BYA, on the other hand, shall each pay or cause to be paid their own respective costs incurred in connection with this transaction, including, without limitation, all brokerage, finders, legal, accounting, auditing and appraisal fees in negotiating and preparing this Agreement and in consummating, closing and carrying out the transactions contemplated hereby. Any costs to be charged to BYA shall be included on the Closing Balance Sheet and included in the Equity Value determination.

                  4.09  Delivery of Property

                  Purchaser and Shareholders shall each use their best efforts to avoid opening mail or deliveries which rightfully belong to the other and shall turn over to the other any property received by the party, including checks or money, belonging to the other within twenty-four (24) hours after determining its rightful ownership.

                  4.10  Related Agreements

                  Mr. Tofani and BYA shall execute and deliver at Closing the Related Agreements referenced in ss. 5.01 which require execution by them in accordance with their terms.

                  4.11 Continuing Cooperation, Reporting of Changes, Breaches
                       and Status

                  The parties shall cooperate in good faith following Closing to secure to each other the benefits and performance to be provided by this Agreement and to promptly execute such documents or instruments as shall be reasonably requested by another party, without charge, to that end. At any time or times on or after Closing, Shareholders, BYA, and Purchaser shall execute, acknowledge, and deliver any and all further assurances, documents, and instruments reasonably requested by the other in order to effectively convey the Shares and all ownership thereof free and clear of encumbrances or title defects, except as expressly authorized herein and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party in order to effectuate the purposes and intent hereof. Promptly after becoming aware, the parties shall each advise the other in writing of (i) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate in any material respect, and (ii) the failure of the party to comply with or accomplish any of the covenants or agreements set forth herein in any material respect.

                  4.12  Profit Sharing Plan

                  Shareholders assume all cost, expense and liability for correcting any underfunding of BYA's pension plan. Shareholders waive any and all statutes of limitation with respect to this covenant. The limitations imposed by ss.ss. 7.04 and 1.02C(5) shall not apply to this section ss. 4.12.

                  4.13  Cooperation Regarding Contingent Achievement

                  A. Until an average of at least Three Million Dollars ($3,000,000) in "Net Revenue" in any one or more twelve-month period (as described in the Contingent Notes) has been achieved (the "Net Revenue Target"), or three (3) years after the Closing Date has passed, whichever occurs first (collectively, the "Achievement Period"), Purchaser shall cause Mr. Yen to be employed as BYA's president and CEO at an annual salary of One Hundred Forty Thousand Dollars ($140,000). In such capacities Mr. Yen shall report to Purchaser's president, or, in his absence, Purchaser's president's designee. BYA shall pay to Mr. Yen for a period of three (3) years so long as Mr. Yen is an employee of BYA, $300 per month as a car allowance. Notwithstanding the foregoing, Mr. Yen's employment as BYA's president and CEO is subject to the provisions of ss. 4.13B. During the Achievement Period, Purchaser covenants that it shall not, and that it shall cause BYA's board of directors to not, interfere with BYA's business or business operations as conducted by Mr. Yen and the other BYA officers, including, without limitation, efforts to achieve the Net Revenue Target, as long as such business and business operations are conducted in a manner which is consistent with BYA's past practices. Notwithstanding the foregoing provisions of this ss. 4.13A, Mr. Yen agrees that all fixed fee contracts over $150,000 and other contracts estimable in good faith to exceed $150,000 must be approved by the president of Purchaser or the president's designee, which approval shall not be unreasonably withheld or delayed. Without limiting the general applicability of ss. 7.03 below, Purchaser acknowledges the applicability of said ss. 7.03 to this ss. 4.13.

                  B. Notwithstanding the foregoing provisions of this ss. 4.13A:
(1) Mr. Yen's employment with BYA shall be on an "at will" basis terminable by BYA or by Mr. Yen at any time without affecting the terms and conditions of the Contingent Notes; provided, however, that upon any noncompliance by Purchaser of its covenants under ss. 4.13A, or termination by BYA of Mr. Yen's employment for reasons other than as described in ss. 4.13(B)(2) or for Mr. Yen's noncompliance with ss. 4.13C(1), the entire unpaid maximum principal amount of the Contingent Notes shall be immediately paid to Shareholders irrespective of whether or not the Net Revenue Target has been achieved; and (2) should Mr. Yen die or become disabled for a period of six (6) or more consecutive months during the Achievement Period, he and his beneficiaries and heirs shall still be paid the entire unpaid principal amount due to him under the Contingent Notes, but only if and when owed thereunder.

                  C. Notwithstanding the foregoing provisions of this ss. 4.13,
(1) Mr. Yen shall be required while employed by BYA to work at least forty (40) hours per month for one full year from the Closing Date, and (2) if Mr. Yen terminates his employment at any time during the first year after the Closing Date for reasons other than as described in ss. 4.13B or other than any noncompliance by Purchaser under ss. 4.13A, Mr. Yen shall no longer be eligible for payments under the Contingent Notes issued to him, such Contingent Note shall thereupon terminate and Mr. Yen shall cancel and assign such Contingent Note back to Purchaser.

                  4.14  BYA Employee Bonuses

                  On or before December 13, 1997, Purchaser shall cause BYA to pay to its employees the sum of $50,000 as a December bonus. Mr. Yen in consultation with other officers of BYA shall determine who such bonus will be paid to and in what amounts. Such bonus will not be used to provide additional compensation to the Shareholders.

                  4.15  Receipt of Notices

                  Purchaser shall deliver or cause to be delivered to Shareholders all notices delivered or to be delivered to holders of the Senior Subordinated Notes identified in Exhibit 3.11-A within the time frames required for the delivery of such notices to the holders of such Senior Subordinated Notes.

                  4.16  Transaction Notes Are Senior Indebtedness

                  Subject only to the effectiveness of the Acquisition Merger, Purchaser hereby represents, warrants and covenants for all purposes that the Transaction Notes are Senior Indebtedness as referred to in Exhibit 3.11-A hereto.

                  4.17  Acceleration of Tofani Note, Transaction Notes

                  A. Shareholders are accepting the Transaction Notes, including without limitation their amount, terms and conditions, based in material part on the material accuracy and completeness of the information set forth in the Offering Memorandum, subject to completion, with respect to $100,000,000 in principal amount of Senior Subordinated Notes due 2007, in the form attached hereto as Exhibit 3.11-A and supplemented by the information attached hereto as
Exhibit 3.11-B. In the event both the Acquisition Merger is effected and either
(a) such Senior Subordinated Notes as finally issued, or the information in such Offering Memorandum as finally distributed, are/is different from the form and description attached as Exhibits 3.11-A and 3.11-B hereto in a manner which materially and adversely affects Purchaser's ability to meet its obligations as set forth in the Transaction Notes or (b) there is any unwaived or uncured default under said Senior Subordinated Notes subsequent to any applicable grace period, then either of the Shareholders or other holders of the Transaction Notes shall have the right to give ten (10) calendar days written notice of default under the Transaction Notes to Purchaser, whereupon the entire principal balance of the Transaction Notes and all accrued and unpaid interest thereon shall become immediately due and payable at the option of the applicable Shareholder or the then holder of the Transaction Notes.

                  B. Shareholders are accepting the Transaction Notes, including without limitation their amount, terms and conditions, based in material part on the material accuracy and completeness of the information filed by Purchaser since February 28, 1997, with the Securities and Exchange Commission pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934. In the event such information is inaccurate, incomplete or misleading in a manner which materially and adversely affects Purchaser's ability to meet its obligations as set forth in the Transaction Notes, then either of the Shareholders or other holders of the Transaction Notes shall have the right to give ten (10) calendar days written notice of default thereof to Purchaser, whereupon the entire principal balance of the Transaction Notes and all accrued and unpaid interest thereon shall become immediately due and payable at the option of the applicable Shareholder or the then holder of the Transaction Notes.

                  C. If Purchaser fails to pay in full when due any installment of principal and interest under the Tofani Note or any of the Transaction Notes, or in the event of Purchaser's insolvency or bankruptcy under any applicable federal or state laws or regulations, or in the event Purchaser materially defaults or breaches its warranty, performance or obligation under any material provision of Articles III or IV of this Agreement, undertaken, made or to be performed by Purchaser hereunder, then either of the Shareholders or other holders of the Tofani Note or any of the Transaction Notes shall have the right to give written notice of default thereof to Purchaser. In the event Purchaser fails to cure any such default within ten (10) calendar days following delivery of such written notice to Purchaser, the entire principal balance of the Tofani Note and the Transaction Notes and all accrued and unpaid interest thereon shall become immediately due and payable at the option of the applicable Shareholder or the then current holder of the Tofani Note and the Transaction Notes, respectively.

                  D. Subject to the limitations described in the following sentence, following the Acquisition Merger the entire principal balance of the Transaction Notes and all accrued and unpaid interest thereon shall be paid prior to payment of any principal on the Senior Subordinated Notes described in
Exhibit 3.11-A hereto. Any principal or interest on the Non-Compete Notes and the Contingent Notes not otherwise then due and payable at the time of principal prepayment on said Senior Subordinated Notes shall be paid by Purchaser into a trust (administered by a bank or trust company licensed in California with the cost to be paid by Purchaser) for the benefit of Shareholders and Purchaser to disburse the amounts paid into said trust to Shareholders and Purchaser in accordance with the conditions precedent and subsequent, and subject to the rights of acceleration, set-off, withholding and arbitration in this Agreement and the Non-Compete Notes and Contingent Notes in the same manner as though no prepayment of principal on said Senior Subordinated Notes had been made. Notwithstanding the foregoing sentences, Purchaser shall have no duty to pay or prepay any principal or interest on the Transaction Notes not then due and payable in the event principal on said Senior Subordinated Notes is (i) refinanced to reduce the interest rate thereon (and therewith other minor revisions to the provisions thereof may be made which do not materially adversely affect Purchaser's ability to pay the Transaction Notes) or (ii) reduced in whole or in part with the proceeds of an offering of equity securities by Purchaser.

                              V. RELATED AGREEMENTS


                  5.01  Related Agreements

                  The following related agreements (the "Related Agreements") shall be executed at Closing by the applicable parties:

                  A.  An Employment Agreement between Glenn Tofani and BYA; and

                  B.  An Employment Agreement between Larry Taylor and BYA.

                                   VI. CLOSING


                  6.01  Closing, the Closing Date, and Effective Time

                  Closing of the transactions contemplated hereunder ("Closing") shall take place at the offices of McDermott, Will & Emery, 2049 Century Park East, 34th floor, Los Angeles, California, 8:30 a.m., November 26, 1997 unless otherwise agreed in writing among the parties hereto (the "Closing Date"). The effective time for the consummation of the transactions contemplated in this Agreement to occur "at Closing" or "on the Closing Date" shall be 11:59 p.m. on the Closing Date (the "Effective Time").

                  6.02  Shareholders' Obligations at Closing

                  At or prior to Closing, Shareholders shall deliver, or cause to be delivered, to Purchaser, in form satisfactory to Purchaser, the following:

                  A. Stock certificates for all of the Shares, duly assigned to Purchaser by Shareholders and their spouses, if any.

                  B. A true copy of the Minutes of the Meeting of BYA's Board of Directors authorizing the execution, delivery, and performance of this Agreement and any Related Agreement to which BYA is a party and designating the officers entitled to execute it.

                  C. A Certificate of Good Standing for BYA issued within twenty (20) days prior to the Closing Date by the Secretary of State of California.

                  D. All other schedules, certificates, and other documents required by this Agreement to be delivered by Shareholders on or before Closing.

                  E. Their resignations as directors of BYA.

                  6.03  Purchaser's Obligations at Closing

                  At or prior to Closing, Purchaser shall deliver or cause to be delivered to Shareholders, in executed form satisfactory to Shareholders, the following:

                  A. The cash payable pursuant to ss. 1.01B(1).

                  B. The Notes, Non-Compete Notes and Contingent Notes.

                  C. A Certificate of Good Standing for Purchaser from the Secretary of State of Delaware as of a date not more than twenty (20) days prior to the Closing Date.

                  D. A true copy of the Minutes of the Meeting of the Board of Directors of Purchaser authorizing its execution, delivery, and performance of this Agreement and designating the office entitled to execute it.

                  E. All other schedules, certificates, and other documents required by this Agreement to be delivered by Purchaser on or before Closing.

                               VII. MISCELLANEOUS

                  7.01  Brokerage Fees and Shareholders' Legal Fees

                  A. BYA acknowledges that Global Capital Markets, Incorporated acted as a broker for BYA relative to this transaction. Subsequent to the Closing, Shareholders shall indemnify and hold harmless BYA and Purchaser from any liability for any commission to Global Capital Markets, Incorporated, regardless of when such commission was or will be earned. BYA and Shareholders acknowledge that Carlsmith Ball, Wichman, Case & Ichiki acted as legal counsel for BYA and Shareholders relative to this transaction. Subsequent to the Closing Shareholders shall indemnify and hold harmless BYA and Purchaser from any liability for the obligation to pay any fee to Carlsmith, Ball, Wichman, Case & Ichiki.

                  B. Purchaser acknowledges that Goldmark Advisers, Inc. acted as a broker for Purchaser relative to this transaction, and Purchaser further acknowledges that it is obligated to pay Goldmark Advisers, Inc. a commission for such services. Purchaser agrees to pay such commission and to indemnify and hold harmless Shareholders from any liability for the obligation to pay such commission to Goldmark Advisers, Inc.

                  C. Except for such brokerage arrangements specified in ss.ss. 7.01A and B, neither Purchaser nor BYA nor Shareholders have consented to or authorized any broker or third party to act on their behalf, directly or indirectly, as a broker or finder in connection with the transaction contemplated by this Agreement. In the event any claim is made for a broker's or finder's fee other than that described in ss.ss. 7.01A and B in connection with the transactions contemplated hereunder, the party responsible for retaining or securing said broker or finder shall be solely responsible for the payment of any broker's or finder's fees incurred as a result thereof. Further, the responsible party shall indemnify the other party against any loss or liabilities by reason of such broker's or finder's fees.

                  7.02  Further Actions

                  At any time and from time to time, each party shall, at its or his expense, take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

                  7.03  Availability of Equitable Remedies

                  Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, either Purchaser, or either of Shareholders shall be entitled, in addition to any other right or remedy available to it or them, to a temporary restraining order, preliminary injunction and an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance without the requirement of a bond or proof of immediate and irreparable harm.

                  7.04  Limitation on Survival of Representations and Warranties

                  Except as otherwise provided in this Agreement or construed by its context, the representations and warranties contained in, or made pursuant to, this Agreement shall survive the Closing Date for a period of three (3) years, irrespective of any investigation made by or on behalf of any party.

                  7.05  Modification

                  The Agreement and the Exhibits, Schedules, and Related Agreements hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

                  7.06  Notices

                  All notices, elections, reports or other correspondence required or permitted hereunder shall be in writing and given or delivered by certified mail, postage prepaid, delivered by overnight express courier, delivery fees prepaid, or transmitted by fax with receipt confirmed, to the party to whom directed at the below specified addresses:

                  If to Purchaser:

                  ATC GROUP SERVICES INC.
                  104 E. 25th Street, Tenth Floor
                  New York, New York  10010-2917

                  If to Shareholders:

                  Mr. Bing Yen
                  17701 Mitchell North
                  Irvine, California  92614

                  Mr. Glenn Tofani
                  17701 Mitchell North
                  Irvine, California  92614

                  Any such notice shall be deemed given one (1) business day following receipt thereof. The address of a party may be changed in accordance with the notice provisions of this section.

                  7.07  Waiver

                  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                  7.08  Binding Effect

                  The provisions of this Agreement shall be binding upon, and inure to, the benefit of Purchaser and its respective successors and assigns, and Shareholders and their assigns, heirs, and personal representatives, and shall inure to the benefit of the indemnitees and their respective successors, assigns, heirs, and personal representatives.

                  7.09  No Third-Party Beneficiaries

                  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in ss. 7.08).

                  7.10  Severability

                  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                  7.11  Headings; Gender

                  The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Each reference to the masculine, feminine or neuter gender shall include reference to all other genders unless the context otherwise requires.

                  7.12  Governing Law

                  To the extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflict of laws. To the maximum extent permitted by law, any action or proceeding initiated by Purchaser, any Shareholders, any indemnitee, or any other party claiming rights under this Agreement shall be brought in an appropriate state or federal court in Orange County, California, and any person claiming rights under this Agreement consents to the jurisdiction and proper venue of such forum.

                  7.13  Separate Counterparts

                  This Agreement is being executed in several identical counterparts, each one of which shall be considered an original and all of which when taken together shall constitute but one instrument.

                  7.14  Incorporation of Recitals, Exhibits and Schedules

                  All exhibits and schedules attached hereto are incorporated herein by this reference and expressly made a part of this Agreement.

                  7.15  Obligations in Payment Ratio

                  Notwithstanding anything in this Agreement to the contrary, the representations, warranties, covenants, and agreements of Shareholders in this Agreement are made in proportion to the Payment Ratio, and Shareholders shall only be liable to Purchaser in the Payment Ratio for any liability under this Agreement.

                  7.16 Arbitration; Attorneys' Fees; Undisputed Actions for Payment

                  In the event there shall arise any dispute or claim in law or equity arising out of this Agreement, or any breach thereof, or any resulting transaction between the parties under this Agreement, the parties specifically agree that such dispute shall be submitted to and decided by a neutral, binding arbitration of three (3) arbitrators selected in accordance with the procedures of the American Arbitration Association at a location mutually agreed to in writing by the parties, or if they cannot agree, at the office of McDermott, Will & Emery, Newport Beach, California and in accordance with the Commercial Arbitration Rules of the American Arbitration


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

Association and not by court action, except as provided by California law for judicial review of arbitration proceedings, with appropriate recovery of costs, escrow fees, attorneys' and arbitration fees being awarded and apportioned by the arbitrators in accordance with the comparative fault awarded by the arbitrators. Judgment of the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Anything in the foregoing notwithstanding, in the event either of the Shareholders or the holder thereof has given written notice of default to Purchaser under the Tofani Note or any of the Transaction Notes and Purchaser fails to dispute the merits of such written demand within ten (10) calendar days following delivery of such written notice to Purchaser, then such Shareholder or holder shall have the right to proceed to enforce his or its rights under the subject instrument(s) in any court of competent jurisdiction without proceeding to arbitration in accordance with this paragraph.

                  7.17  Opportunity to Cure

                  All parties to this agreement shall be afforded a period of ten (l0) days following notice thereof to cure any alleged breach of this Agreement.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.


ATC GROUP SERVICES INC.                             BING YEN & ASSOCIATES, INC.


By:   /s/ Nicholas J. Malino                          By: /s/ Bing Yen
   -------------------------                             ----------------------
   Name:  Nicholas J. Malino                                  Bing Yen
   Title: Senior Vice President                               President and CEO


                                                           /s/ Bing Yen
                                                         ----------------------
                                                               BING YEN


                                                           /s/ Glen Tofani
                                                         ----------------------
                                                               GLEN TOFANI



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